Exhibit 99.1

For Immediate Release

NeurogesX	The Ruth Group
Stephen Ghiglieri	Investors / Media
(650) 508-2116	Stephanie Carrington / Jason Rando
(646) 536-7017 / 7025
scarrington@theruthgroup.com
jrando@theruthgroup.com

NeurogesX Appoints New Director to the Board

San Carlos, Calif., (September 5, 2007) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing novel pain management therapies, announced today the appointment of Bruce A. Peacock to the NeurogesX board of directors. Since May 2006, Mr. Peacock has been a venture partner with SV Life Sciences, LLC.

Prior to joining SV Life Sciences, Mr. Peacock held senior executive positions with a number of biotechnology, medical device, and service organizations focused on healthcare. Most recently, Mr. Peacock was CEO of The Little Clinic, a start-up medical care services company. Prior to that, Mr. Peacock served as President and Chief Executive Officer and as a director of Adolor Corporation, President, CEO, COO and as a director of Orthovita, Inc., Executive Vice President, Chief Operating Officer and as a director of Cephalon, Inc., and Senior Vice President and CFO of Centocor, Inc. He currently serves as a member of the board of directors of Pharmacopeia, Inc., a publicly-held small molecule therapeutics company, as well as several private biotechnology companies.

Jean-Jacques Bienaimé, Chairman of the NeurogesX board of directors, commented, “I am pleased to welcome Bruce Peacock to our board. Bruce is a seasoned pharmaceutical and biotechnology industry executive with a breadth of knowledge that will be very helpful to us as we continue on our strategic path. We believe that his operational and financial expertise as well as his business development and commercialization experience will be invaluable to us as we continue our efforts towards potential commercialization of our lead product candidate NGX-4010.”

Mr. Peacock remarked, “NeurogesX is at an exciting point in its evolution. With the recent announcements of positive clinical data, the Company appears well poised to move to the next level in the development of its lead product candidate. I look forward to working with management and other directors on their commercialization and business development strategies.”

About NeurogesX, Inc.

NeurogesX (Nasdaq: NGSX) is a biopharmaceutical company focused on developing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP), and diabetic neuropathy. NeurogesX’s late stage product portfolio is led by product candidate NGX-4010, a topical patch designed to manage pain associated with peripheral neuropathic pain conditions, that the company believes offers significant advantages over other pain therapies. Three Phase 3 clinical trials with NGX-4010 have been completed and have met their primary endpoints, two in PHN and one in HIV-DSP.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the continued efforts regarding advancement and potential commercialization of NeurogesX’ lead product candidate, NGX-4010. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited past results of clinical trials may not be indicative of future clinical trials results; NeurogesX’ product candidate may have unexpected adverse side effects or inadequate therapeutic efficacy; positive results in clinical trials may not be sufficient to obtain regulatory approval; physician or patient reluctance to use NGX-4010, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in clinical development, obtaining regulatory approval, market acceptance and commercialization of NGX-4010. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.